Exhibit 6.3

FOUNDERS EMPLOYMENT AGREEMENT

This Founders Employment Agreement (this “Agreement”) is effective as of the 1st day of July, 2020 (the “Effective Date”) by and between Seismic Capital Company (“SCC” or the “Company”), a corporation organized under the laws of the State of Delaware with its principal executive offices at 11271 Ventura Boulevard, Suite 479, Los Angeles, CA 91604 and Alice P. Neuhauser, an individual with an address of 1466 11th Street, Manhattan Beach, CA 900266 (“Executive”).

In consideration of the premises and the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, SCC and Executive agree as follows:

1.	Definitions. As used herein:

(a)            “Action” shall mean any action, suit or legal, administrative or arbitral proceeding or investigation before any governmental or regulatory authority.

(b)            “Affiliate” with respect to a specified Person, means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided, however, that, for purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person.

(c)            “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(d)	“Company” shall mean Seismic Capital Company, a Delaware corporation.

(e)            “Confidential Information” shall include any information that the Company deems proprietary or confidential including, but not limited to, any information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, knowhow and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information.

(f)             “Person” shall mean any individual, sole proprietorship, corporation, company, partnership, limited liability company, joint venture, unincorporated society, governmental authority, association or trust or any other entity or organization.

2.            Employment. SCC employs the Executive, and Executive accepts full time employment with SCC, as of the Effective Date, on the terms and conditions contained in this Agreement. Except as set forth in Schedule 1 hereto, Executive confirms that, as of the Effective Date, there are no Actions pending against him/her and, to the best knowledge of Executive, there are no Actions threatened against him/her.

3.            Term. This Agreement commences on the Effective Date and continues for a five (5)-year period ending on the fifth (5th) anniversary of the Effective Date (the “Initial Term”), subject to earlier termination as provided in Section 12 hereof. Upon expiration of the Initial Term, this Agreement shall automatically renew for additional successive three (3)-year terms unless and until either SCC provides written notice of nonrenewal at least one hundred eighty (180) days prior to the end of the then-current term or Executive provides written notice of nonrenewal at least sixty (60) day prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”), or subject to earlier termination as provided in Section 12 hereof. If the Initial Term is renewed for any Renewal Term(s) pursuant to this Section, the terms and conditions of this Agreement during each such Renewal Term shall be the same as the terms in effect immediately prior to such renewal, unless the parties otherwise agree. In the event either SCC or Executive provides timely notice of its or his/her intent not to renew this Agreement, then, unless otherwise terminated in accordance with its terms, this Agreement shall terminate on the expiration of the then-current Term.

4.	Duties.

(a)             Executive shall serve SCC as Chief Financial Officer and agrees to promote the Company’s interests, be responsible for such duties as are commensurate with and required by such position(s), and any other duties as may be assigned to Executive by the board of directors of SCC (the “Board”), or by such executive or executives of SCC as may be designated by the Board (each a “Designated Supervisor”), from time to time. Executive will be responsible for managing the financial actions of the Company, subject to the supervision and direction of the Board or such Designated Supervisor(s).

(b)            As of the Effective Date, Executive shall be appointed to serve as a member of the Board and thereafter shall be nominated for reelection as a member of the Board as Executive’s term as a director expires, provided that Executive may, in his/her discretion, resign from the Board or decide not to stand for reelection, in each case upon written notice to the Secretary of the Company, given (i) at any time in the case of resignation and (ii) not more than five (5) days following the date on which the Board sets the date for the next annual meeting, in the case of a decision not to stand for reelection.

(c)             Executive agrees to perform his/her duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use his/her best efforts to advance the business and goodwill of the Company. Executive agrees to devote substantially all of his/her business time, skill, energy and attention exclusively to the business of the Company and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted, with the prior written consent of the Board, to serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization (“Outside Activities”) provided that, such Outside Activities do not, as reasonably determined by the Board, interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

5.            Annual Review. Executive’s performance of his or her duties under this Agreement shall be reviewed by a committee consisting of the President, the Chief Executive Officer, the President and the Chief Financial Officer (the “Review Group”) at least annually. The Review Group shall review the base salary, bonus and benefits provided to the Employee under this Agreement in light of such annual review and may, by action of a majority of its members (excluding the Executive if he/she otherwise would be a member) adjust such salary, bonus and benefits on a going forward basis, provided, however, that Executive’s annual base salary shall each year be increased by no less than five percent (5%) over the prior year and further provided that, in the event that the increase in the CPI (as defined below) for the twelve (12)-month period ending with the month prior to the month in which adjustment to Executive’s salary takes effect exceeds one and one-half percent (1.5%), Executive’s annual base salary shall, in addition to any other increase, be increased by the full percentage amount of such CPI increase. For purposes hereof, “CPI” shall mean the Consumer Price Index for All Urban Consumers (CPI-U), West Region, as published by the Federal Bureau of Labor Statistics (the “Bureau”), or any successor entity to the Bureau, provided, however, that if the Bureau no longer publishes the CPI-U, West Region, Executive and the Company shall mutually select a reasonable alternative index. Notwithstanding the foregoing, review of Executive’s performance for purposes of any equity or other compensation plan shall, to the extent required by the terms of such plan or appliable laws or regulations, be effected in accordance with the terms of such plan, laws or regulations.

6.            Place of Work. Executive will be based in the Los Angeles Metropolitan Area, United States of America, but may be relocated to other locations, based on mutual agreement. Executive’s duties will include travel in the United States of America, possibly at short notice. Executive confirms that he/she has a valid passport and that SCC has entered into this Agreement on that understanding. Executive shall maintain such passport at all times during the Term.

7.            Compensation. Executive’s annual salary and other compensation as of the Effective Date are as set forth on Attachment A hereto and incorporated as though fully set forth herein. SCC shall be entitled to withhold from any payments due to Executive pursuant to the provisions of this Agreement, any amounts required to be withheld by/under any applicable taxing or other statutory provision or authority, or any amounts loaned to Executive by the Company.

8.            Policies and Practices. The Executive agrees that he/she has been given the opportunity to read the terms and conditions of the various policies, procedures and processes of the Company including the Human Resource Policy of the Company and Information Technology Policy of the Company, all as currently in effect. The Executive further agrees that the Executive will be bound to all the terms and conditions of the Company Policies. The Executive understands that the Company Policies are subject to review and may be modified periodically and all such modified Company Policies shall be applicable to the Executive. The Executive shall indemnify the Company for any loss suffered as a consequence of a breach by Executive of such Company rules, regulations, instructions, policies, practices and procedures.

9.            Non-Competition. order to protect the Company’s legitimate and protectable business interest, including, but not limited to, its goodwill, customer relationships, and Confidential Information, Executive covenants and agrees that for the entire period of his/her employment with SCC Executive shall not either directly or indirectly, except as provided in Sections 4(c) above, engage in any business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or substantially similar to those provided, designed, developed, marketed, engaged in, invested in, produced or sold by the Company or own, manage, operate or control any Person who is engaged in, or operates, or attempts to operate any such business. Notwithstanding the foregoing, nothing in this Section shall be construed as preventing Executive from investing his assets in any form or manner which does not require any services on the part of Executive in the operation of the affairs of the entities in which such investments are made.

10.         Non-Solicitation. During the Term and for a period of six (6) months thereafter Executive covenants and agrees not to disrupt or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of Company with whom Executive worked, or otherwise inducing the termination of employment of any employee of the Company with whom Executive worked, during the Term. Executive also covenants and agrees, during such period, not to disrupt or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding any Person that was a customer of the Company at any time during the final year of the Term or with whom the Company was in negotiations to become a customer at the time of expiration or termination of the Term. Executive also covenants and agrees not to use any of the Company’s trade secrets and/or proprietary or Confidential Information to directly or indirectly solicit the employees or customers of the Company.

11.         Nondisclosure and Nonuse of Confidential Information. Executive covenants and agrees that during Executive’s employment or any time after the termination of such employment, whether by Executive or by the Company, for any reason, Executive will not communicate or divulge to any Person, either directly or indirectly, and will hold in strict confidence for the benefit of the Company, all Confidential Information, except that Executive may disclose such Confidential Information to Persons who need to know such Confidential Information during the course and within the scope of Executive’s employment for the benefit of the Company. Executive will not use any Confidential Information for any purpose, including or for Executive’s personal benefit, other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of the Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Attachment B and incorporated as though fully set forth herein.

Notwithstanding the foregoing, the confidentiality obligations of this Section will not apply to information which (a) Executive is compelled to disclose pursuant to any applicable law or any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; (b) can be shown to have been generally available to the public other than as a result of a breach by Executive of his/her confidentiality obligations herein contained; or (c) can be shown to have been provided to Executive by a third party who obtained such information other than from Executive or other than as a result of a breach by Executive of his/her confidentiality obligations herein contained.

12.	Termination.

(a)             Involuntary Termination. SCC may terminate Executive’s employment with or without cause under the following conditions:

  (i)     With Cause. SCC may, immediately upon notice to Executive, terminate Executive from employment with “Cause”. “Cause” shall mean (A) the Executive’s willful and ongoing failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) the Executive’s willful failure to comply with any valid and legal directive of the Board, the President, the CEO or any Designated Supervisor; (C) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company; (D) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (E) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material reputational or financial harm to the Company; (F) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct: (G) the Executive’s willful unauthorized disclosure of Confidential Information; (H) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or (I) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this Section, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without the Executive’s reasonable belief that such action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the whole Board (exclusive of the Executive, if the Executive is then a member of the Board), after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that the Executive has engaged in conduct described above. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause.

                  (ii)    Without Cause. In the event that Executive’s employment is terminated by the Company without Cause, Executive will be paid the greater of twelve (12) months salary and benefits or the remainder of the Company’s obligations under this Employment Agreement. Payment of amounts contemplated by this Section 12(a)(ii) is conditioned upon Executive first signing an irrevocable agreement and release of all claims against the Company in accordance with the Company’s policies, as amended from time to time, within sixty (60) days following the effective date of termination. All payments under this Section 12(a)(ii) will be paid in accordance with the Company’s regular payroll schedule and applicable Company policies, commencing with the first pay date following the later to occur of the effectiveness of Executive’s termination or the receipt by the Company of the release contemplated by the preceding sentence. Executive acknowledges Executive’s continuing obligations under this Agreement including, but not limited to Sections 10 and 11, in the event that Executive is terminated without Cause.

(b)            Voluntary Termination. Executive may terminate his/her employment by giving not less than three (3) months prior written notice, provided that SCC may elect to terminate Executive’s employment at any time during that three (3)-month interim upon not less than five (5) days written notice and payment to Executive of annual base salary accrued through the date of termination, and any nonforfeitable benefits earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company as of such termination date. Payment of amounts contemplated by this Section 12(b) is conditioned upon Executive first signing an irrevocable agreement and release of all claims against the Company in accordance with the Company’s policies, as amended from time to time, within sixty (60) days following the termination. All payments under this Section 12(b) will be paid in accordance with the Company’s regular payroll schedule and applicable Company policies, commencing with the first pay date following the later to occur of the effectiveness of Executive’s termination or the receipt by the Company of the release contemplated by the preceding sentence. Executive acknowledges his/her continuing obligations under this Agreement including, but not limited to Sections 10 and 11 in the event that Executive terminates his/her employment with SCC.

(c)             Upon Death or Disability. The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Term, and may be terminated by the Company, in its discretion, on account of the Executive’s Disability. If the Executive’s employment is terminated during the Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the amounts set forth on Attachment A hereto. Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

For purposes of this Agreement, “Disability” shall mean (i) the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job for one hundred twenty (120) consecutive days or (ii) a condition that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree following a period of not less than ten (10) calendar days during which Executive and the Company engage in good faith negotiations, shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(d)             Notice of Termination. Any termination of the Executive’s employment during the Term by the Company or by the Executive (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 24 The Notice of Termination shall specify:

(i)	The termination provision of this Agreement relied upon;

(ii)	To the extent applicable, a statement, in reasonable detail, of the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(iii)	The applicable Termination Date.

In the case of a termination for Cause, such Notice of Termination shall also comply in all respects with the requirements of the last paragraph of Section 12(a)(i) hereof.

(e)             Termination Date. The Executive’s “Termination Date” shall be:

          (i)       If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

          (ii)      If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

          (iii)     If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

          (iv)     If the Company terminates the Executive’s employment hereunder other than for Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered;

          (v)      If the Executive terminates his/her employment, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered;

          (vi)     If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section Error! Reference source not found., the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal; and

          (vii)    If the Executive’s employment hereunder is terminated for any other reason by either party pursuant to any provision hereof (including pursuant to Attachment A hereto), the effective date of such termination as provided in such provision.

Notwithstanding anything to the contrary contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

(f)              Other Positions. If, on the Executive’s Termination Date, Executive is a member of the Board, or holds any other position with the Company or any of its Affiliates, Executive shall be deemed to have resigned from all such positions as of such Termination Date. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

13.	Section 409A.

(a)             Interpretation. This Agreement is intended to comply with the requirements of section 409A of the Code, and specifically, with the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), and shall in all respects be administered and construed in accordance with section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of Executive’s employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with Section 12(b) below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b)             Payment Delay. Notwithstanding anything herein to the contrary, if it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of Executive’s “separation from service” with the Company to prevent the imposition of any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A- 1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid to Executive in a lump sum on the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of the Executive’s death.

(c)             Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Executive Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

14.	Dispute Resolution

(a)             Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process regarding any of the terms and conditions or subject matter of this Agreement, the Company and Executive each specifically agrees to engage in a good faith mediation process, the reasonable costs of which shall be borne by the Company. The parties further and specifically agree to use their respective best efforts to reach a mutually agreeable resolution of the matter through such mediation process. The parties understand and specifically agree that should either party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.

(b)	Arbitration.

(i)       If mediation under Section 14(a) does not resolve the dispute between the parties, this Section 14(b) shall be binding on the parties according to its terms. This provision is governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq. and evidences a transaction involving commerce. It shall not apply to any claims within the sole jurisdiction of the Workers’ Compensation Appeals Board. This Section 14(b) applies to any dispute arising out of or related to Executive’s employment with the Company or termination of such employment. Nothing contained herein shall be construed to prevent or excuse Executive from utilizing the Company’s internal procedures, as they may exist from time to time, for resolution of complaints, and this provision is not intended to be a substitute for the utilization of such procedures. Except as it otherwise provides, this Section is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this provision requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include, without limitation, disputes arising out of or relating to interpretation or application of this arbitration provision, but not as to the enforceability, revocability or validity hereof or any portion of this provision. This Section 14(b) applies, without limitation, to disputes, whether brought individually or in a representative capacity, regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding works’ compensation, state disability insurance and unemployment insurance claims). Claims may be brought before an administrative agency, but only to the extent applicable law permits access to such an agency notwithstanding the existence of an arbitration provision to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this provision shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

(ii)      If and only if mediation is unsuccessful, and the dispute or controversy is not resolved within thirty (30) days after mediation, either party may submit the matter to binding arbitration to be conducted by a neutral arbitrator in accordance with the rules then in effect of the American Arbitration Association for employment disputes (the “Rules”). The Rules can be found at www.adr.org. Where the Rules are inconsistent with this Agreement, the terms of this Agreement will govern. A demand for arbitration must be in writing and delivered by hand or first class mail to the other party within the applicable statute of limitations period. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration. Both parties understand and agree that this arbitration provision replaces the right of both parties to go to court, including the right to have a jury decide a party’s claims, subject to the exceptions and limitations contained herein.

(iii)     A neutral arbitrator shall be selected by mutual agreement of the Company and Executive. If the parties are unable to agree on an arbitrator, the party demanding arbitration shall submit the matter to AAA, and a neutral arbitrator will be selected pursuant to AAA’s processes. The location of the arbitration proceeding shall be no more than one hundred (100) miles from the office at Executive last worked for the Company unless the parties otherwise agree in writing. Except as otherwise provided herein, the arbitrator shall apply the substantive law of the state in which the claim(s) arose and/or federal law, as applicable. In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions and present witnesses and evidences to present their cases and defenses. The arbitrator shall render a written award setting forth the arbitrator’s findings of fact and conclusions of law. The arbitrator may grant injunctions or any other relief in such dispute or controversy as would otherwise be available in court. The decision of the arbitrator shall be final and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may award any party any remedy to which that party is entitled under applicable law, including an award of attorneys’ fees, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator. No remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The Arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

(iv)    Executive acknowledges and understands that he or she has a right to consult with counsel of his choice concerning this arbitration provision.

(v)     This Section 14(b) is the full and complete arbitration provision relating to the formal resolution of employment-related disputes. In the event any portion of this Section is deemed unenforceable, the remainder shall remain enforceable.

(vi)    Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. The Company will pay the arbitrator’s and arbitration fees to the extent that they exceed the costs that Executive would have to pay if a complaint were filed in a court of law.

(vii)   Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

15.	Indemnification and Clawback.

(a)             Indemnification. In the event that the Executive is made a party or threatened to be made a party to any Action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its Affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any Affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted under applicable law and the Company’s constitutive documents from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)             Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

16.             Equitable Relief; Fees and Expenses. Executive stipulates and agrees that any breach of this Agreement by him/her will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an Action at law. For these reasons, SCC shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies SCC may have to protect its rights. In the event SCC obtains any such injunction, order, decree or other relief, in law or in equity, for any breach by Executive of the provisions of this Agreement, Executive shall be responsible for reimbursing SCC for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Employee agrees that notwithstanding the arbitration provision in Section 14, the Company may apply to a court of competent jurisdiction to obtain the equitable relief referenced in this Section 16.

17.             Amendments. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

18.	Acknowledgments of Executive.

(a)             Executive hereby acknowledges and agrees that (i) this Agreement is necessary for the protection of the legitimate business interests of the Company, including, but not limited to, its goodwill, customer relationships, and Confidential Information; (ii) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without Cause; (iii) Executive has no intention of competing with the Company within the limitations set forth above; (iv) Executive has received adequate and valuable consideration for entering into this Agreement; (v) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of these covenants; and (vi) the execution and delivery of this Agreement is a mandatory condition precedent to Executive’s receipt of the consideration provided herein.

(b)             Executive acknowledges that the Company currently is engaged in business in the United States of America, its business plan calls for expansion to other countries and that the marketplace for the Company’s products and services is worldwide. Executive further covenants, acknowledges and agrees that the length of term and types of activities restricted (non-competition and non-solicitation restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business.

(c)             Executive acknowledges that the offer of employment by SCC and the compensation payable for entering into this Agreement is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in Sections 9, 10 and 11.

19.             Full Understanding. Executive acknowledges that he or she has been afforded the opportunity to seek legal counsel, he/she has carefully read and fully understands all of the provisions of this Agreement and that he or she, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

20.             Severability. This Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement.

21.            Entire Agreement. This Agreement, together with the other agreements provided for herein and the Attachments and Schedules attached hereto, sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representation and warranties, whether written or oral, between SCC and Executive.

22.             Governing Law; Jurisdiction. The parties agree that this Agreement shall be construed and enforced in accordance with, and the rights of parties shall be governed by the laws of the State of California, without giving effect to the conflict of law provisions thereof. The courts in California shall have exclusive jurisdiction to entertain any suit, dispute, litigation or legal proceedings in respect of or under this Agreement.

23.             Assignment. Subject to any change in control or similar provisions set forth in Attachment A hereto or any other agreement between the Company and Executive, the Company shall have the right to assign this Agreement to any Affiliate or to any other Person in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business or substantially all of the assets of the Company, and Executive agrees to be obligated by this Agreement to any such assignee. In the event that the Company assigns this Agreement and Executive is terminated without Cause, Executive shall be entitled to receive severance pay for the Severance Period based on Executive’s last Annual Base Salary. Executive may not assign this Agreement.

24.             Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or reputable overnight delivery service, or if transmitted by facsimile to a party at its address set forth below:

to the Company at:

Seismic Capital Company
11271 Ventura Blvd., Suite 479
Studio City, CA 91604

Fax:          +1 (818) 850-4050
Attn:        Yann Geron, Esq.

to Executive at:

Alice P. Neuhauser
1466 11th St.

Manhattan Beach, CA 90266

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the notice in the manner provided in this Section 24. Any notice delivered to the party to whom it is addressed in the manner provided in this Section 24 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth (5th) business day following the date of its mailing. Any notice sent by overnight delivery service shall be deemed to have been given and received on the next business day following the date of its dispatch. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

25.             Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

26.             Headings. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

27.             Survival. The provisions of Sections 1, 8, 10, 11, 12, 14, 15, 16, 18, 20, 21, 22, 23, 24, 26, this Section 27 and Section 29 of this Agreement and any other provision hereof that by its nature extends beyond the expiration or termination of hereof shall survive the expiration of the Term and termination of Executive’s employment with the Company for any reason.

28.             Waiver. No waiver of any of the provisions of this Agreement by the Company shall be deemed to or shall constitute a waiver of any other provisions of this Agreement nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure on the part of the Company to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any of the terms contained in this Agreement.

29.             Conflicts. The Executive’s performance of the provisions of this Agreement shall not breach and/or constitute a breach of the Executive obligations to any other person or entity and the Executive has not and will not at any time hereafter enter into any oral/written agreement in conflict with the provisions of this Agreement.

[Signature Page Follows]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

Executive

/s/ Alice P. Neuhauser
Print Name: Alice P. Neuhauser
Date: August 25, 2020

Seismic Capital Company

By:	/s/ Steven P. Weinstein
Print Name: Steven P. Weinstein
Title: CEO

ATTACHMENT A

To

FOUNDERS EMPLOYMENT AGREEMENT

Compensation

This Attachment A is incorporated into and made a part of that certain Founders Employment Agreement (the “Agreement”) entered into, effective as of the 1st day of July 2020 (the “Effective Date”) by and between Seismic Capital Company (“Seismic” or the “Company” and Alice P. Neuhauser (the “Executive”) as if set forth in full therein. Any capitalized terms appearing herein and not otherwise defined have the meanings ascribed thereto in the Agreement.

1.	Annual Base Salary.

(a)             Executive’s base salary will be at an annual rate of Two Hundred Fifty Thousand Dollars (US$250,000) (“Annual Base Salary”); provided that such Annual Base Salary shall be subject to annual review in accordance with Section 5 of the Agreement and that the Board may, in its discretion, review the Annual Base Salary of Executive from time to time and grant such increases, as may be deemed appropriate. Salary shall be paid on regularly scheduled payroll dates, subject to applicable and required tax withholding. Notwithstanding the foregoing, Executive’s Annual Base Salary for 2020 will be prorated from the Effective Date. Upon each renewal of the Agreement, Executive shall be paid a retention bonus of not less than thirty percent (30%) of Executive’s Annual Base Salary as of the last day of the immediately preceding Renewal Term.

(b)             Notwithstanding Section 1(a) above, the Executive acknowledges that the Company is a start-up that does not presently have, and may in the future not have, sufficient financial resources to pay the Annual Base Salary, retention and other bonuses, insurance premiums, allowances and other amounts contemplated by the Agreement or to provide all benefits provided thereby. In the event the Board determines that the Company is unable to pay any or all such amounts or provide any and all such benefit, the amounts thereof shall accrue and shall be paid at such time as the Board determines that funds are available therefor.

2.            Annual Performance Based Incentive. For each calendar year or portion thereof during the Term, Executive shall participate in the Company’s annual cash incentive bonus program (“Annual Performance Based Incentive”) and be entitled to an Annual Performance Based Incentive payment (the “Bonus”) based upon SCC’s achievement of certain financial targets and such other strategic goals or targets set by the Board or its Compensation Committee in conjunction with Executive. The target Bonus shall be Two Hundred Fifty Thousand Dollars (US$250,000) (the “Target Bonus”), but the actual Bonus will range from 50% to 200% of the Target Bonus (One Hundred Twenty Five Thousand Dollars (US$125,000) to Five Hundred Thousand Dollars (US$500,000)), as determined by measuring SCC’s actual performance against the predetermined targets. The Bonus will be quantified and paid within the first two and half months of the year following the year to which it relates. Any adjustments to the Annual Performance Based Incentive will be prospective. Notwithstanding the foregoing, Executive’s Target Bonus for 2020 will be prorated from the effective date of the Agreement.

3.            Amounts due Upon Termination due to Death or Disability. In the event of termination of the Executive’s employment on account of his death or by the Company on account of the Executive’s Disability the Common Stock of the Company purchased by Executive pursuant to that certain Founder Stock Purchase Agreement of even date herewith (the “Purchased Stock”) shall become fully vested and nonforfeitable.

4.	Change in Control

a.               In the event of a Change in Control (as defined below), the Purchased Stock shall become fully vested and nonforfeitable.

b.              For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)       one Person (or more than one Person acting as a group) (an “Acquiror”) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided that, a Change in Control shall not occur if an Acquiror owns more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)      an Acquiror acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the Company’s stock;

(iii)     a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all of the Company’s assets.

5.	Amounts due Upon Termination in Connection with Change of Control.

  a. Notwithstanding any other provision of the Agreement, if the Executive’s employment thereunder is terminated by the Company on account of its failure to renew the Agreement in accordance with Section Error! Reference source not found. thereof or without Cause, at the end of the then-current Renewal Term, the Executive shall be entitled to receive the Accrued Amounts (as defined below) and, subject to the Executive’s compliance with Section 9, Section 10, and Section 11 of the Agreement, the Executive also shall be entitled to receive the following:

(i)	a lump sum payment equal to two (2) times the sum of the Executive’s Annual

Base Salary and Bonus for the year in which the termination becomes effective (or, if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within sixty (60) days following the Termination Date; and

(ii)           a lump sum payment equal to the Executive’s Bonus for the elapsed full and partial quarters during the calendar year in which the Termination occurs (or, if greater, the year in which the Change in Control occurs) prior to the Termination Date, which amount shall be paid within sixty (60) days following the Termination Date.

A-2

b.              If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive on a monthly basis for the difference between the monthly COBRA premium paid by the Executive for Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives for such coverage (the “Active Executive Premium Amount”), provided that if, at the time of the Change in Control the Company is not subject to COBRA, the Company shall pay to the Executive on a monthly basis, in lieu of health insurance coverage, the Active Executive Premium amount for that period for which COBRA, if applicable, would be available to Executive. Such monthly reimbursement or other payment shall be paid to the Executive no later than the fifteenth (15th) day of the month immediately following the month to which such payment applies. The Executive shall be eligible to receive such reimbursement until the earlier of: (i) the eighteen (18)-month anniversary of the Termination Date; or (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage. Notwithstanding the foregoing, if the Company’s payments under this subsection bwould violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the Affordable Care Act (“ACA”) or result in the imposition of penalties under the ACA, the parties agree to reform this subsection in a manner as is necessary to comply with the ACA.

c.       For purposes of this Agreement, “Accrued Amounts” shall mean:

  (i)     any accrued but unpaid Annual Base Salary and accrued but unused vacation which shall be paid on the Termination Date in accordance with the Company’s customary payroll procedures;

  (ii)    any earned but unpaid Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited and shall not constitute an Accrued Amount;

  (iii)   reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

  (iv)   such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

6.            Expenses. SCC will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder in accordance with its standard policy.

7.            Vacation; Paid Time Off. Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Executive shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

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8.            Benefits. Executive’s entitlement to the benefit schemes of SCC shall be in accordance with the applicable law and as per SCC policies in force from time to time. Executive is entitled to join the benefit schemes of SCC, which may include health or other insurance packages, if SCC decides to offer these to its employees. Executive understands that, if offered, the terms of these schemes may be changed from time to time by SCC and agrees to keep him/herself informed of the same. In addition to benefits offered broadly across the Company, Executive, to the extent allowed by law, shall be entitled to participate in such additional benefits and benefit plans as the Company elects to make available to its senior level executives including, without limitation, retirement/savings/deferred compensation benefits, other non-qualified deferred compensation plan, supplemental executive medical and life insurance, company-paid financial/tax/estate planning services, legal planning services.

9.            Other Benefits. Executive will be entitled to a company car and club memberships, as determined by the Board will be reimbursed for any related expenses in accordance with the Agreement. Executive shall be entitled to Business Class air travel for trips more than five hours in length. If no Business Class is available, Executive may travel First Class.

10.         Cash in Lieu of Benefits. Executive, in his or her discretion may elect not participate in one or more of the Company’s benefit schemes or accept on or more of the benefits contemplated hereby. In such even, Executive, be entitled to receive, as additional compensation, the cost to the company of any such foregone benefits, to the extent such costs are determinable by the Company without unreasonable effort or expense.

11.         Signing Bonus. Executive shall be entitled to receive a one-time payment of equal to his or her then-current Annual Base Salary , which amount shall become due and payable, in a lump sum net of all applicable withholding taxes, within sixty (60) days after the closing of the sale of the Company’s equity securities in the aggregate amount of no less than Five Million Dollars (US$5,000,000). The parties acknowledge and agree that the payment provided for hereby is in recognition of Executive’s efforts on behalf of the Company during the period of two (2) years prior to the Effective Date and that, as such, such payment shall be due, payable and nonrefundable without regard to whether the Executive remains in the employ of the Company.

A-4

ATTACHMENT B

To

FOUNDERS EMPLOYMENT AGREEMENT

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY PROTECTION

AGREEMENT

This Confidential Information and Intellectual Property Protection Agreement (this Agreement”) is effective as of the 1st day of July 2020 (the “Effective Date”) by and between Seismic Capital Company (“SCC” or the “Company”), a company incorporated under the laws of the State of Delaware with its principal executive offices at 11271 Ventura Boulevard, Suite 479, Los Angeles, CA 91604 and Alice P. Neuhauser, an individual with an address of 1466 11th St., Manhattan Beach, CA 90266 (“Executive”). It is made and entered into in connection with the Founders Employment Agreement of even date herewith between those parties (the “Executive Agreement”).

RECITALS

WHEREAS, Executive has been employed by the Company as Chief Financial Officer and, in the performance of Executive’s duties in such capacity, Executive will acquire Confidential Information and Trade Secrets relating to the Company’s business (or that of its Affiliates or Customers) (as each such capitalized term is defined herein) and Executive may develop copyrightable works, inventions or improvements relating to the Company’s (or its Affiliates’) products and business; and

WHEREAS, it is the understanding between the Company and Executive that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements.

NOW, THEREFORE, in consideration of the Company’s agreement to employ Executive and the salary and other compensation paid to Executive by the Company during Executive’s employment by the Company, Executive agrees as follows:

1.	Definitions. As used herein:

(a)            “Affiliate” with respect to a specified Person, means any other Person (a) directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) who is a Relative of such Person or their Affiliate; provided, however, that, for purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

(b)	“Company” shall mean Seismic Capital Company, a Delaware company.

(c)            “Confidential Information” shall include any information that the Company deems proprietary or confidential including, but is not limited to, any information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, knowhow and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information.

(d)            “Customer(s)” shall mean any individual, corporation, partnership, business or other Person, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to the Company’s business information, Confidential Information, customer lists or customer account information (including any Person to whom the Company makes a written proposal to provide services during the term of the Executive’s employment with the Company); (ii) that is a business entity or individual with whom the Company has a valid and subsisting contract as of the date of this Agreement; or (iii) a business entity or individual with whom the Company enters into a valid contract during the term of this Agreement;

(e)            “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society, governmental authority, association or trust or any other entity or organization; and

(f)            “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses, telephone number, email addresses or other contact information of Customers or clients of the Company; internal corporate policies and procedures of the Company; and any other undisclosed information protected in accordance with any applicable law.

2. Copyrightable Works. Executive hereby acknowledges and agrees that each and any copyrightable works authored by Executive (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Executive’s employment by the Company shall be deemed to have been to be works prepared by Executive within the scope of Executive’s employment by the Company and, as such, shall be deemed to be “works made in the course of employment under a contract of service” under U.S. and applicable international copyright laws from the inception of creation of such copyrightable works. In the event that any of such copyrightable works shall be deemed by a court of competent jurisdiction not to be a “works made in the course of employment under a contract of service”, this Agreement shall operate as an irrevocable assignment by Executive to the Company of all right, title and interest in, and to, such copyrightable works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Executive outside of the Company’s facilities or other than during Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this Section 2.

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3.            Inventions and Improvements. Executive shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Executive, solely or with others, during Executive’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Executive may do for, or on behalf of, the Company or relates in any way to the Company’s products, business or operations or that of its Affiliates, the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Executive outside of the Company’s facilities or other than during Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this Section 3.

4.            Limitation of Company’s Claims. Notwithstanding anything in this Agreement to the Contrary, the Company shall have no rights pursuant to this Agreement in any invention of Executive made during the term of Executive’s employment by the Company if such invention has not arisen out of, or by reason of, Executive’s work with the Company or does not relate to the products, business or operations of the Company or that of its Affiliates, although Executive shall nonetheless inform the Company of any such invention.

5.            Further Assurances. At the request of the Company, either during or after termination of Executive’s employment by the Company, Executive shall execute, or join in executing, all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Executive shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and specifications in accordance with the spirit of this Agreement. Without limiting the generality of the foregoing, Executive agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this Agreement.

6.            Confidentiality. Executive shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy), which is disclosed to Executive, or which Executive may acquire or develop, or which Executive may observe, in the course of Executive’s employment by the Company and which at the time of disclosure is not previously known to Executive, and not known or used by others in the trade generally, and Executive shall not disclose, publish or otherwise use, either during or after termination of Executive’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company except that Executive may disclose such Confidential Information to Persons who need to know such Confidential Information during the course and within the scope of Executive’s employment. Notwithstanding the foregoing, the confidentiality obligations of this Section 6 will not apply to information which (a) Executive is compelled to disclose pursuant to any applicable law or any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; (b) can be shown to have been generally available to the public other than as a result of a breach by Executive of his/her confidentiality obligations herein contained; or (c) can be shown to have been provided to Executive by a third party who obtained such information other than from Executive or other than as a result of a breach by Executive of his/her confidentiality obligations herein contained.

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7.            Return of Materials. Upon termination of employment with Company for any reason, Executive shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Executive agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

8.            Record-Keeping. Executive shall keep and maintain complete and current written records of all Trade Secrets and Confidential Information made by Executive (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Executive shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

9.            Relation to Executive Agreement. This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Agreement entered into by Executive with the Company. The Company may utilize any portion of Executive’s Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

10.         Governing Law; Jurisdiction. The parties agree that this Agreement shall be construed and enforced in accordance with, and the rights of parties shall be governed by the laws of the State of California, without giving effect to the conflict of law provisions thereof. The courts in California shall have exclusive jurisdiction to entertain any suit, dispute, litigation or legal proceedings in respect of or under this Agreement.

11.         Severability. This Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with SCC for any reason.

12.         Entire Agreement. This Agreement, together with Executive Agreement and the other agreements provided for therein and the Attachments and Schedules attached thereto, sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representation and warranties, whether written or oral, between SCC and Executive.

B-4

13.         Assignment. Subject to any change in control or similar provisions set forth in Attachment A hereto or any other agreement between the Company and Executive, the Company shall have the right to assign this Agreement to any Affiliate or to any other Person in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business or substantially all of the assets of the Company, and Executive agrees to be obligated by this Agreement to any such assignee.. Executive may not assign this Agreement.

14.         Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or reputable overnight delivery service, or if transmitted by facsimile to a party at its address set forth below:

to the Company at:

Seismic Capital Company
11271 Ventura Blvd., Suite 479
Studio City, CA 91604

Fax:         +1 (818) 850-4050
Attn:      Yann Geron, Esq.

to Executive at:

Alice P. Neuhauser
1466 11th St.

Manhattan Beach, CA 90266

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the notice in the manner provided in this Section 14. Any notice delivered to the party to whom it is addressed in the manner provided in this Section 14 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth (5th) business day following the date of its mailing. Any notice sent by overnight delivery service shall be deemed to have been given and received on the next business day following the date of its dispatch. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

15.         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.         Headings. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

17.         Survival. The provisions of Sections 1, 5, 6, 10, 11, 12, 14, 16, 18 and this Section 17 of this Agreement shall survive the expiration of the Term and termination of Executive’s employment with the Company for any reason.

B-5

18.          Waiver. No waiver of any of the provisions of this Agreement by a party shall be deemed to or shall constitute a waiver of any other provisions of this Agreement nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure on the part of a party to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any of the terms contained in this Agreement.

[Signature Page Follows]

B-6

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

Executive

/s/ Alice P. Neuhauser
Print Name: Alice P. Neuhauser
Date: August 25, 2020

Seismic Capital Company

By:	/s/ Steven P. Weinstein
Print Name: Steven P. Weinstein
Title: CEO

B-7

SCHEDULE 1

To

FOUNDERS EMPLOYMENT AGREEMENT

Actions Pending or Threatened Against Executive

None.

SCHEDULE 2

To

FOUNDERS EMPLOYMENT AGREEMENT

Directorships currently held by Executive